EXHIBIT 10.11
CONSENT TO SUBLEASE
     THIS CONSENT TO SUBLEASE (“Consent”) is made as of this 12th day of September, 2008, by and among NewTower Trust Company Multi-Employer Property Trust, a collective investment fund operating under 12 C.F.R. Section 9.18 (“Landlord”), Guava Technologies, Inc., a Delaware corporation (“Tenant”) and Anthera Pharmaceuticals, a Delaware corporation (“Subtenant”).
BACKGROUND
     A. Tenant is leasing that certain real property (the “Premises”) from Landlord pursuant to the terms of that certain lease dated as of October 30, 2006, (“Main Lease”), under which Landlord leased to Tenant approximately 42,855 rentable square feet of space located at Mount Eden Business Park, Building A, 25801 Industrial Parkway, Hayward, CA. The Premises are more specifically described on Exhibit A attached to the Main Lease.
     B. Tenant desires and has agreed to sublease to Subtenant a portion of the Premises consisting of 7,794 rentable square feet as shown and marked on the floor plan attached to the Sublease (the “Sublet Space”). Subtenant desires and has agreed to sublease the Sublet Space under a Sublease dated as of August 1, 2008 (the “Sublease”) from and after August 1, 2008 (the “Effective Date”).
     C. Pursuant to the terms of the Master Lease, Tenant now seeks Landlord’s consent to such subleatting.
AGREEMENT
     1. Landlord hereby consents to the subletting of the Sublet Space by Tenant to Subtenant, pursuant to the Sublease, a copy of which is attached hereto. Landlord’s consent is subject to and upon the following terms and conditions, to each of which Tenant and Subtenant expressly agree:
     2. Nothing contained in this Consent shall:
          (a) operate as a consent to or approval or ratification by Landlord of any of the provisions of the Sublease or as a representation or warranty by Landlord, and Landlord shall not be bound or estopped in any way by the provisions of the Sublease;
          (b) be construed to modify, waive or affect (i) any of the provisions, covenants or conditions in the Main Lease, (ii) any of Tenant’s obligations under the Main Lease, or (iii) any rights or remedies of Landlord under the Main Lease or otherwise or to enlarge or increase Landlord’s obligations or Tenant’s rights under the Main Lease or otherwise. Without limiting the generality of the foregoing, nothing contained in this Consent shall be construed to modify, waive or affect Landlord’s rights under subparagraph 7.3 of the Main Lease to collect additional Base Rent from Tenant based on rent payable to Tenant from Subtenant, and

Landlord expressly reserves its rights to collect such sums if, as and when they become due and payable; or
          (c) be construed to waive any present or future breach or default on the part of Tenant under the Main Lease. In case of any conflict between the provisions of this Consent and the provisions of the Sublease, the provisions of this Consent shall prevail unaffected by the Sublease.
     3. This Consent is not assignable.
     4. The Sublease shall be subject and subordinate at all times to the Main Lease and all of its provisions, covenants and conditions. In case of any conflict between the provisions of the Main Lease and the provisions of the Sublease, the provisions of the Main Lease shall prevail unaffected by the Sublease.
     5. Neither the Sublease nor this consent thereto shall release or discharge the Tenant from any liability under the Main Lease and Tenant shall remain liable and responsible for the full performance and observance of all of the provisions, covenants and conditions set forth in the Main Lease on the part of Tenant to be performed and observed. Any breach or violation of any provision of the Main Lease by Subtenant shall be deemed to be and shall constitute a default by Tenant in fulfilling such provision.
     6. This consent by Landlord shall not be construed as a consent by Landlord to any further subletting either by Tenant or Subtenant or to any expansion or modification of the Sublet Space or to any modification or amendment to the Sublease. The Sublease may not be assigned, modified, amended, renewed or extended nor shall the Premises or Sublet Space, or any part thereof, be further sublet without the prior written consent of the Landlord thereto in each instance.
     7. Upon expiration or any earlier termination of the term of the Main Lease, or in any case of the surrender of the Main Lease by Tenant to Landlord, except as provided in the next succeeding sentence, the Sublease and its term shall expire and come to an end as of the effective date of such expiration, termination, or surrender and Subtenant shall vacate the Sublet Space on or before such date, If the Main Lease shall expire or terminate during the term of the Sublease for any reason other than condemnation or destruction by fire or other cause, or if Tenant shall surrender the Main Lease to Landlord during the term of the Sublease, Landlord, in its sole discretion, upon written notice given to Tenant and Subtenant not more than thirty (30) days after the effective date of such expiration, termination or surrender, without any additional or further agreement of any kind on the part of Subtenant, may elect to continue the Sublease with the same force and effect as if Landlord as lessor and Subtenant as lessee had entered into a lease as of such effective date for a term equal to the then unexpired term of the Sublease and containing the same terms and conditions as those contained in the Sublease, Subtenant shall attorn to Landlord and Landlord, and Subtenant shall have the same rights, obligations and remedies thereunder as were had by Tenant and Subtenant thereunder prior to such effective date, respectively, except that in no event shall Landlord be

          (a) liable for any act or omission by Tenant, or
          (b) subject to any offsets or defenses which Subtenant had or might have against Tenant,
          (c) bound by any rent or additional rent or other payment paid by Subtenant to Tenant in advance or
          (d) bound by any amendment to the Sublease not consented to by Landlord.
Upon expiration of the Sublease pursuant to the provisions of the first sentence of this paragraph 7, in the event of the failure of Subtenant to vacate the Sublet Space as therein provided, Landlord shall be entitled to all the rights and remedies available to a landlord against a tenant holding over the expiration of a term.
     8. Both Tenant and Subtenant shall be and continue to be liable for all bills rendered by Landlord for charges incurred by or imposed upon Subtenant for services rendered and materials supplied to the Sublet Space. If a separate submeter shall be installed to measure electric current furnished. to the Sublet Space, then payment for the current so furnished shall be made by Subtenant directly to Landlord as and when billed and furnishing of such current shall be in accordance with and subject to all of the applicable terms, covenants and conditions of the Main Lease.
     9. Any notice or communication with any party hereto may desire or be required to give to any other party under or with respect to this Consent shall be given, in the case of Landlord at its address set forth below, and in the case of Tenant or Subtenant at the building in which the Premises are located, or in any case at such other address as such other party may have designated by notice given in accordance with the provisions of this paragraph. All such notices or communications shall be transmitted by personal delivery, reputable express or courier service, or United States Postal Service, postage prepaid. All such communications shall be deemed delivered and effective on the earlier of (a) the date received or refused for delivery, or (b) five (5) calendar days after having been deposited in the United States Postal Service, postage prepaid. Those communications which contain a notice of breach or default, a notice of an event or occurrence that with the passage of time or the giving of notice, or both, would cause a breach or default to arise, or a demand for performance shall be transmitted by (i) United States Postal Service, certified mail, return receipt requested; or (ii) personal delivery, provided that such personal delivery includes a receipt from a representative of the addressee indicating that delivery has occurred; or (iii) reputable express or courier service.
     10. In the event that Landlord places the enforcement of the Main Lease or Sublease, or any part thereof, or the collection of any rent or other sums due, or to become due thereunder, or recovery of possession of the Premises in the hands of an attorney, Tenant shall pay to Landlord, upon demand, Landlord’s reasonable attorneys’ fees and court costs. In any action which Landlord brings to enforce its rights under the Main Lease or Sublease, should Landlord prevail, Tenant shall pay all costs incurred by Landlord, including reasonable attorneys’ fees, to be fixed by the court, and said costs and attorneys’ fees shall be a part of the judgment in said action.
     11. Tenant and Subtenant expressly acknowledge and agree that, notwithstanding any language to the contrary in the Sublease, Tenant shall not collect from Subtenant, and Subtenant shall not pay to Tenant, any rent under the Sublease more than one (1) month in advance of its due date.
     12. In accordance with subparagraph 7.1.3 of the Main Lease, Tenant agrees to pay Landlord of $1,000.00 as an administrative fee plus Landlord’s reasonable attorneys’ fees and expenses incurred in connection with this Consent.
     13. This Consent shall be construed in accordance with the laws of the State of California, contains the entire agreement of the parties hereto respect to the subject matter hereof and may not be changed or terminated orally or by course of conduct.
     DATED this 12th day of September, 2008

Designated Address for Landlord:	LANDLORD:

c/o Kennedy Associates Real Estate	NEWTOWER TRUST COMPANY
Counsel, LP	MULTI-EMPLOYER
Attn: Executive Vice President — Asset	PROPERTY TRUST, a collective
Management	investment fund operating under 12
1215 Fourth Avenue, Suite 2400	C.F.R. Section 9.18
Seattle, WA 98161
Facsimile: 206-682-4769

	By:	Kennedy Associates Real Estate
Counsel, LP, Authorized
Signatory

and to Landlord’s Trustee:

		By:	Kennedy Associates Real
Estate Counsel GP, LLC,
its General Partner

NewTower Trust Company Multi-
Employer			By:	/s/ Greg Skinner

Property Trust			Name:	Greg Skinner

c/o NewTower Trust Company			Its:

Attn: President/MEPT or Patrick O.
Mayberry
3 Bethesda Metro Center, Suite 1600
Bethesda, MD 20814
Facsimile: 240-235-9961

Tenant’s Designated Address:	TENANT:

Guava Technologies, Inc.
Attn: Donald Huffman	GUAVA TECHNOLOGIES, INC., a
25801 Industrial Blvd.	Delaware corporation
Hayward, CA 94545
	By:	/s/ Donald D. Huffman

	Name:	Donald D. Huffman

	Its:	CFO

	Date:	August 25, 2008

Subtenant’s Designated Address:	SUBTENANT:

Anthera Pharmaceuticals, Inc.	ANTHERA PHARMACEUTICALS, a
Attn: Chris Lowe	Delaware corporation
25801 Industrial Blvd.
Hayward, CA	By:	/s/ Chris Lowe

	Name:	Chris Lowe

	Its:	VP and CFO

	Date:	August 25, 2008